Exhibit 99.1

Little Squaw Delineates

+ 7.5-Million-Cubic-Yard

Placer Gold Deposit at Chandalar

Spokane WA – October 4, 2007 - Little Squaw Gold Mining Company’s (LITS:OTC.BB -- $1.02) (“Little Squaw” or “the Company”) recent placer gold drilling project has outlined at least 7.5 million cubic yards (yd³) of mineralized material on the Little Squaw Creek drainage located on the Company’s wholly owned Chandalar, Alaska, mining property. Spatial limits and overall grade of the gold-bearing gravels containing the potentially economic “Pay Horizon” have not yet been determined. The placer gold deposit remains open for expansion in three directions. The Company sees exploration potential for an additional 30 million yd³ of mineralized gravels within the Little Squaw Creek and adjacent Big Squaw Creek drainages.

The average recoverable gold value for the two borehole lines reported to date is $15.16/yd³ based on a gold price of $600 per ounce (see the Company’s press releases of August 23 and September 10). At a $700-per-ounce gold price, the average value for the two borehole lines is $17.69/yd³.

The seasonal drilling program concluded on September 15, 2007. The stated volume estimation is based on 15,550 feet of drill samples from 111 boreholes. The borehole pattern involves 10 lines spaced 500 feet apart that cross the gravel Pay Horizon at right angles, with the holes drilled at 50- to 100-foot intervals along the lines.  Substrate borehole samples are collected continuously every five feet and are processed via a sophisticated sample-reduction process that recovers the native gold contained in the drill cuttings. A total of 3,110 drill samples were collected, and sample results have been received for 921 (30 percent) of those samples reported to date. The next batch of samples, which will include several more borehole lines, should be ready for reporting in about three weeks.

Metallogeny, Inc. is currently processing all of the remaining drill samples to precisely determine the gold values they may represent. Metallogeny is a private company based in Fairbanks, Alaska, that specializes in placer gold deposit evaluations. It has been responsible for all sample collection at the borehole sites and preliminary field analyses of the samples. Furthermore, Metallogeny has had exclusive possession of all borehole samples, thereby providing independent sample security from the time of borehole extraction through transport to the Fairbanks laboratory, including completion of the sample processing protocol.

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

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Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.